Exhibit 99.2

Press Release

MagnaChip Announces New Stock Repurchase Program

SEOUL, South Korea and CUPERTINO, Calif., July 30, 2013 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced that its Board of Directors approved a new stock repurchase program that authorizes MagnaChip to repurchase, from time to time, up to $100 million of its common stock in the period from August 5, 2013, through December 15, 2014. Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise. The new repurchase program replaces MagnaChip’s existing repurchase program under which MagnaChip repurchased approximately 4.3 million common shares over six fiscal quarters.

The new stock repurchase program will be funded with MagnaChip’s cash on hand and does not obligate MagnaChip to repurchase a minimum number of shares. The program may be commenced, suspended, canceled or resumed at any time without prior notice. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of MagnaChip’s common stock and other factors, and subject to contractual restrictions and restrictions under applicable law and regulations.

Sang Park, MagnaChip Chairman and CEO, commented, “The adoption of the new stock repurchase program we are announcing today illustrates our confidence in the long-term growth prospects of our company and the strength and flexibility of our business model. The Board of Directors believes that our stock represents an attractive investment for MagnaChip and its investors, and expresses our ongoing commitment to increasing shareholder value.”

About MagnaChip Semiconductor

Headquartered in South Korea, MagnaChip Semiconductor is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications. MagnaChip believes it has one of the broadest and deepest range of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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